HMF II N-SAR


SUB-ITEM 77I: Terms of new or amended securities

On February 28, 2017, the Registrant registered Class F and Class T Shares for all Series of the Registrant. The classes have all of the rights, preferences and privileges as set forth in the Registrant's charter and as set forth in each Fund's current prospectus, statement of additional information and multiple class plan. Class T Shares are not currently available for purchase. A description of each class is contained in Post-Effective Amendment No. 139 to the Registrant's Registration Statement on Form N-1A as filed with the SEC via EDGAR on February 28, 2017 (SEC
Accession No. 0001571049-17-001721) and incorporated herein by reference.